H. DELBERT WELKER Attorney at Law	Willow Creek Plaza 8160 Highland Drive, Suite 111 Sandy, Utah 84093 Telphone: (801) 438-1099 Fax: (801) 733-4007

 Exhibit 5.1

November 7, 2008

Board of Directors

KEVEN INVESTMENTS

3320 West Desert Inn Rd.

Las Vegas, Nevada 89102

Re:  Registration Statement on Form S-1 for Keven Investments, a Nevada Corporation.

Dear Ladies and Gentlemen:

You have asked me to render an opinion as to the tradeability of certain shares of Keven Investment (hereinafter referred as the “Company”).  Said shares consist of 2,000,000 shares held by existing shareholders of the Company that will be sold pursuant to registration on Form S-1.

I have examined such corporate records and other documents, and considered such questions of law as I have deemed necessary or appropriate for purposes of rendering this opinion.   It is with respect to these shares and the foregoing date that the following analysis and opinion is addressed.  This opinion is based upon the facts stated herein.

In all such examinations of documents, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.  As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based solely on Nevada law and on the foregoing, I am of the opinion that the shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ H. Delbert Welker

H. Delbert Welker